Exhibit 99.1

Blink Charging Announces Third Quarter and Nine Month 2020 Results

-	Nine Month Revenue Grew 84% to $3.8 Million During Covid-19 Economy; Exceeds Full Year 2019 Total Revenue of $2.8 Million

-	668 EV charging stations were sold, deployed, or acquired across 25 states
-	Acquired BlueLA Carsharing, Significantly Expanding Presence in California

Miami Beach, FL – November 12, 2020 –Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced financial results for the third quarter and nine months ended September 30, 2020. The Company reported strong quarterly earnings, notwithstanding business shutdowns during the third quarter due to the ongoing global pandemic.

Selected Highlights:

●	Total revenue for the first nine months of 2020 grew 84% to $3.8 million, during Covid-19 economy; exceeds full year 2019 total revenue of $2.8 million
●	Total revenue for Q3 increased by 18% to $0.9 million compared to Q3 2019 despite business interruptions due to the COVID-19 pandemic
●	668 EV charging stations were sold, deployed, or acquired across 25 states
●	Product sales in Q3 2020 grew 74% to $0.6 million as compared to the prior year quarter, related primarily to increased demand for the Company’s commercial and residential products
●	Company made significant progress with its owner/operator strategy; Blink owned chargers deployed during the quarter increased 87% compared to 3Q 2019
●	Net loss was $3.9 million or $(0.12) per basic and diluted share in Q3 2020 compared to net loss of $2.6 million or $(0.10) in the third quarter of 2019
●	During Q3 2020, the Company completed its acquisition of BlueLA Carsharing, the EV carsharing contractor for the city of Los Angeles
●	From April 17, 2020 through September 30, 2020, the Company sold 3,521,971 shares of common stock for aggregate gross proceeds of $19 million
●	Cash was $14.9 million on September 30, 2020

“The accelerating adoption of electric vehicles represents an enormous opportunity for EV infrastructure providers, and Blink in particular, as more and more drivers seek fast, convenient and reliable charging options. One of the key differentiators of our model is that we are the owner and operator of many of our chargers and realize an economic benefit each time a vehicle is charged at one of our owned units. We are confident that as EV adoption grows and utilization of chargers increases, we will see substantial economic returns from our owned chargers. As a leader in the EV charging space, we have been systematically expanding our footprint and growing our brand recognition by capturing premium locations and establishing strategic partnerships that promote the adoption of EV use. Importantly, these initiatives position Blink for continued growth as the EV revolution takes hold,” commented Michael D. Farkas, Founder and Chief Executive Officer of Blink.

“Our momentum continued during the third quarter of 2020 despite the ongoing pandemic, which included challenges with logistics, shipping delays, and a decrease in driving patterns impacting utilization. Our continued growth was demonstrated by increased revenue driven by significant increases in product sales. However, the quarter’s revenue was impacted by the timing of certain orders that we now expect to be completed in the fourth quarter of 2020. We sold, deployed, or acquired 668 EV charging stations across 25 states during the quarter. Eighty-nine of these deployments were upgrades as part of our aggressive initiative to replace first-generation equipment with our state-of-the-art IQ 200 chargers, 88 of which are Blink-owned. While upgrades are optional in our host-owned model, where we can control it, we want to ensure that our best equipment is made available to drivers.”

“In a key development during the quarter, we announced our acquisition of BlueLA Carsharing, the EV carsharing contractor serving the City of Los Angeles. With the acquisition, we doubled the number of Blink stations in Los Angeles, a city widely acknowledged as the epicenter for EV adoption. Not only does this acquisition position us to help drive the buildout of LA’s EV infrastructure, but the BlueLA carsharing program is also groundbreaking in its focus on making EV use attainable in low-income neighborhoods, and we look forward to advancing that mission. There is a significant market opportunity for this type of solution as urban centers throughout the U.S. transition to more sustainable transportation models. We believe LA can serve as our prototype for replicating EV carsharing and infrastructure programs in other cities.”

“We are energized by the fast-developing worldwide EV infrastructure market and by the opportunities we’re seeing for our portfolio of charging solutions. We continued to make solid progress during the third quarter, expanding and upgrading our network, developing innovative technology, and growing our customer base and partnerships. With our visibility today, we believe Blink is well positioned to grow our global position as a leading provider of charging stations as worldwide demand continues to increase for effective and convenient EV infrastructure.”

Business Updates and Highlights

During the third quarter of 2020, the Company:

●	Acquired BlueLA Carsharing with 200 EV charging stations centrally located in downtown Los Angeles, CA
●	Signed agreement with Cushman & Wakefield for marketing of Blink EV charging stations to that firm’s U.S. clients
●	Announced interoperability agreement with SemaConnect, allowing customers of both companies to roam between charging networks without needing additional accounts or cards, establishing more accessible nationwide charging options
●	Launched an upgrade program for existing host-owned Blink EV charging stations to transition from their first-generation equipment to Blink’s fast level 2 IQ 200 charging stations
●	Announced a follow-on order from InterEnergy of 150 fast-charging stations, including its IQ 200 and DCFC units, for deployment in the Dominican Republic
●	668 EV charging stations were sold, deployed, or acquired across 25 states
●	Joined with Sustainable Westchester in a partnership to promote EV charging infrastructure in the suburbs of New York

Subsequent to the close of the third quarter ended September 30, 2020, the Company:

●	Announced the deployment of 14 IQ 200 charging stations in five locations in the city of Richmond, CA
●	Announced an agreement with The Elysian residential building in downtown Los Angeles for the deployment of 44 level 2 EV charging stations in support of the building’s all-electric parking areas
●	Entered into a strategic master development and production agreement with SG Blocks, a leading designer, innovator and fabricator of container-based structures, to bring solar, off-grid, modular EV charging solutions to market
●	Installed six Level 2 IQ 200 EV charging stations at the Trail’s Bend and Cambium Apartments in Springfield, MO

Earnings Conference Call:

The Company will host a conference call and webcast to discuss the third quarter 2020 results today, November 12, 2020 at 4:30 P.M., Eastern Time.

To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com, and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link: https://www.webcaster4.com/Webcast/Page/2468/38458.

To participate in the call by phone, dial (877) 876-9173 approximately five minutes prior to the scheduled start time. International callers please dial (785) 424-1667.

A replay of the teleconference will be available until December 12, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 38458.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment and has deployed over 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. Blink Charging’s principal line of products and services include its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187